Exhibit 2.  Amendment to Articles of Incorporation.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
Of UNIMANN, INC.
(After Issuance of Stock)
Filed October 28, 1999

UNIMANN, INC.

The undersigned, being the President and Secretary of Unimann, Inc., a Wyoming corporation, hereby certify that a majority vote of the Board of Directors and majority vote of stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this certificate amending articles of incorporation be filed.

The undersigned further certifies that the original
Articles of Incorporation of Unimann, Inc.
were filed with the Secretary of State of Wyoming on the
12th day of September, 1997.   The undersigned further
certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 12th Day of September, 1997, herein is amended to read as follows:

ARTICLE FOURTH

That the total number of shares to be issued by the Corporation is ONE HUNDRED MILLION (1,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

The undersigned hereby certifies that they have on this 20th day of October, 1999, executed this Certificate
Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Wyoming.


/s/ Daniel L. Hodges, President

/s/ Daniel L. Hodges, Secretary